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                                                  EXHIBIT F


       25 RESEARCH DRIVE, WESTBOROUGH, MASSACHUSETTS 01582
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                                   March 5, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     Re:  Common Shares of New England Electric System
          File No. 70-9167

Dear Commissioners:

     The undersigned, counsel for New England Electric System (the Company), have been of counsel for the Company in connection with its proposed issue and sale of up to 1,000,000 additional common shares in connection with the acquisition of assets, businesses, or securities of energy-related companies as defined in Rule 58(b) of the Public Utility Holding Company Act of 1935 (the Act). As such counsel, we have reviewed the various documents and proceedings relating to said issue, including, without limiting the foregoing, the prospectus and registration statement and the corporate and regulatory authority with reference to said issue. Accordingly, we are familiar with the proceedings taken in connection with such issue. We are not opining herein as to the laws applicable to, or the terms of, any particular acquisition.

     The proposed issuances of shares are subject to the following:

     (i) compliance with the applicable provision of the Act and the Securities Act of 1933, and the rules and regulations under each;

     (ii) consummation of individual agreements for the acquisition of assets, businesses, or securities of energy-related companies, including any necessary regulatory approvals thereunder; and

     (iii) due issue of the shares and receipt of full consideration therefor.

     Subject to the foregoing, it is our opinion, in the event the proposed issuances of shares are consummated in accordance with the statement on Form U-1 as amended, that:

     1. All state laws applicable to the issuance of the shares will have been complied with.

     2. The Company is a duly created and existing voluntary association in The Commonwealth of Massachusetts. The authorized shares of the Company consist of 150,000,000 shares of the par value of $1 each. The Board of Directors has authorized the proposed issue and sale of up to 1,000,000 common shares, as permitted by the Agreement and Declaration of Trust dated January 2, 1926, as amended (the Agreement). The common shares to be issued in connection with these transactions will be treasury shares which are currently held or may be acquired by the Company.

     3. When duly issued and paid for, the additional common shares will be validly issued, full-paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Agreement. Article 9 of the Agreement provides in substance that no
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shareholder, director, officer, or agent shall be held to any liability in contract, tort, or otherwise; that every person shall look only to the trust estate for payment or damages or otherwise, and that in every written agreement or obligation reference shall be made to the Agreement and to the substance of such part of the above provisions of Article 9 as are applicable, and that neither the Board of Directors nor the Trustee nor any officer, agent, or representative shall have any power or authority to enter into any agreement or obligation on behalf of the Company except in accordance with the provisions of said Article 9. Article 10 of the Agreement provides that no trustee, director, officer, or agent of the Company shall be entitled to look to the shareholders personally for indemnity against liability incurred by them or to call upon the shareholders for the payment of any assessment except only in the case of shares which by their express terms are issued part-paid and assessable and then only as therein provided. In Article 27 of the Agreement it is further provided that all shares issued and to be issued shall be full-paid and nonassessable except to the extent otherwise specifically provided in the certificates representing such shares. The Agreement expressly declares in Article 39 that a trust and not a partnership is deemed to be created and that the shareholders shall be deemed to hold only the relationship of cestuis que trustent to the Trustee. Despite these provisions, the shareholders of a voluntary association such as the Company might, with respect to the liability of shareholders under Massachusetts law, be treated in legal contemplation as partners and as such under some circumstances might be held personally liable for certain obligations or liabilities of the Company. We consider the possibility of any such liability remote because, in our opinion, shareholders are protected under the laws of Massachusetts from personal liability on contract obligations arising from instruments containing the substance of such of said provisions of Article 9 as are applicable (it being the practice of the Company to insert such in all contract obligations, including all debt securities), and because the Company is a holding company so that the possibility of substantial liabilities arising from torts or statutory liabilities or penalties, other than tax liabilities, is not as great as in the case of companies operating physical properties.

     Notwithstanding the fact that the Company is a holding company, in suits and claims against its subsidiaries, including environmental claims, courts and agencies might disregard corporate formalities and assign liability to the Company despite traditional principles of corporate law. Further, we understand that unincorporated voluntary associations have been treated as general partnerships under the laws of a few states. Even so, for the reasons cited above and because of the substantial capitalization of the Company and its subsidiaries, we consider the possibility of personal liability of the shareholders of the Company to be remote.

     4. Consummation of the proposed issue of shares will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

     We hereby give our consent to the use of this opinion as part of the Application/Declaration on Form U-1 filed by the Company with your Commission.

                                   Very truly yours,

                                   s/ Kirk L. Ramsauer

                                   Kirk L. Ramsauer
                                   Associate General Counsel


                                   s/ Robert King Wulff

                                   Robert King Wulff
                                   Corporation Counsel